SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

From time to time, the Strategic Organizing Center (the “SOC”) may make the communications or deliver the following materials to shareholders of Starbucks Corporation (“Starbucks”) in the form provided in Exhibit 1. In addition, on February 16, 2024, the SOC released a press release regarding Starbucks as reproduced in Exhibit 2.

Exhibit 1

@Starbucks shareholders: Today, the SOC submitted a letter to the SEC calling on Starbucks to share the true cost of their anti-union campaign: https://bit.ly/SOCSECLetter

Based on the SOC’s analysis, Starbucks’ aggressive opposition to employee organizing efforts has cost shareholders at least $240 million to date in undisclosed costs and liabilities. We believe that Starbucks needs to immediately provide full disclosure of the total costs and liabilities of its misguided human capital management strategy in order for shareholders to make fully informed voting decisions before the 2024 Annual Meeting. Visit www.BrewABetterStarbucks.com to learn more about our campaign. #BrewABetterStarbucks

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Dear [XXX],

As you may be aware, one of the first major proxy contests of 2024 is quickly approaching.  Starbucks Corp’s (NASDAQ: SBUX) annual meeting will be held on March 13th.

The Strategic Organizing Center (SOC) has nominated three highly-qualified directors to the Starbucks Board of Directors as a result of concerns for how the company has mismanaged its employees and brand to the detriment of long-term shareholder value.

We believe that to date, the current Board has tolerated an unacceptable level of reputational risk, endorsed a counterproductive approach to labor issues, and permitted a flawed allocation of resources, all of which have negatively impacted the company’s performance. In addition, in our opinion Starbucks has taken a series of reactive and superficial changes that have yet to demonstrate that the Board understands the gravity and long-term implications of the problem.

In 2023, a majority of Starbucks’ investors supported the shareholder proposal calling for an independent assessment of the company’s labor rights practices at the company’s annual meeting.  A review1 of the recently released assessment by the shareholders who filed the proposal highlighted concerns with the composition of Starbucks’ Board.

I feel that there is a clear and urgent need for change on the Starbucks’ Board.

I believe the SOC’s nominees bring diverse leadership experience from the business, government and non-profit sectors, as well as expertise in key areas of labor law, policy and regulation that will be critical to addressing the challenges that Starbucks’ currently faces as a result of the lack of oversight by its Board. I urge you to review the contest website for more information on the contest and the rationale for new directors at Starbucks -- https://www.brewabetterstarbucks.com/.

Please let me know if you or your colleagues require more information.

Thank you for your attention to this matter.

Sincerely,

____________________

1 https://comptroller.nyc.gov/wp-content/uploads/2024/01/Proponents-Review-of-Starbucks-Assessment.pdf

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Change is Needed Now at Starbucks

It is time to Brew a Better Starbucks

KEY FIGURES

66% of Customers are less likely to visit Starbucks if the Company broke federal labor laws*

395 Unionized Stores with more than 9,000 union partners and counting as reported by the NLRB

52% of Shareholders voting at the last Annual Meeting supported independent assessment on workers' rights practices

2,482 Allegations of violating federal labor laws

The Strategic Organizing Center ("SOC"), a coalition of labor unions, is an innovation center that works on transformational campaigns to advance the interests of workers, consumers and shareholders

Together, SOC-affiliated unions represent more than 2.3 million workers

LEARN MORE ABOUT SOC ⟶

As a shareholder of Starbucks and as an ally to Starbucks employees – many of whom are also shareholders through the Company's share ownership program – the SOC is seeking to bring urgently needed change to Starbucks' boardroom

Since Starbucks began mishandling the unionization issue in December 2021, total shareholder return has **underperformed large restaurant peers by (14.6)% and S&P 500 Restaurant Index by (11.3)%**, margins have shrunk and there are fewer employees per store**

That is why the SOC has taken action to nominate a three-member slate of highly qualified and independent directors at this year's Annual Meeting of Shareholders scheduled for March 13, 2024

The SOC's Nominees:

Maria Echaveste

- ✓ Corporate board experience
- ✓ Senior Labor Department official
- ✓ Gov't leadership

Hon. Joshua Gotbaum

- ✓ Senior management experience
- ✓ Corporate board experience
- ✓ Negotiated both with and for unions

Hon. Wilma Liebman

- ✓ Former NLRB Chair
- ✓ Senior labor dispute mediator
- ✓ Global labor expert
- ✓ Non-profit board experience

* Custom Nielsen Study, commissioned and paid for by SOC on January 5, 2024. The survey was conducted online from January 12th to 18th of 2024, included 2,002 respondents from all fifty U.S. states and Washington, D.C.
** TSR pulled from Bloomberg and evaluated from Dec. 9, 2021, to Nov. 21, 2023; Peer cohort comprises CMG, DRI, MCD and YUM. Starbucks Corporate Filings.

To Read Independent Perspectives and Learn How to Vote "FOR" ALL of the SOC Nominees, visit www.BrewABetterStarbucks.com

Exhibit 2

Strategic Organizing Center Submits Letter to SEC Calling on Starbucks to Properly Disclose True Cost of Anti-Union Campaign

Based on the SOC’s analysis, Starbucks’ aggressive opposition to employee organizing efforts has cost shareholders at least $240 million in undisclosed costs and liabilities

Believes Starbucks needs to immediately provide full disclosure of the total costs and liabilities of its misguided human capital management strategy in order for shareholders to make fully informed voting decisions before the 2024 Annual Meeting

Encourages shareholders to support the SOC’s three independent candidates for the Starbucks Board in order to help improve oversight and safeguard the best interests of Starbucks shareholders, customers and employees

WASHINGTON – February 15, 2024 – The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today submitted a letter to the United States Securities and Exchange Commission (the “SEC”), detailing what it believes are failures by Starbucks to properly disclose material information – including the full cost to date of the Company’s aggressive and illegal anti-unionization efforts – that shareholders have a right to know in advance of making voting decisions prior to the contested Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting is currently scheduled for March 13, 2024.

As the letter states:

Since before the Proxy Contest began, Starbucks has attempted to create a smokescreen of positivity around its conduct concerning its aggressive opposition to Starbucks workers’ efforts to unionize, in many cases by violating federal labor laws. These efforts are well documented. Moreover, the Company’s forceful tactics have led not only to increasingly problematic human capital management issues, but also substantial costs and liabilities that the Company has never acknowledged or disclosed, but that the SOC estimates to be at least $240 million to date.

The SOC’s analysis includes the estimated total of litigation costs and expenses, other categories of expenditures (including employee lost time, communications and internal Starbucks staffing) as well as liabilities associated with labor law violations sustained by National Labor Relations Board (the “NLRB”) complaints and/or labor judge determinations.

Based on the SOC’s analysis, Starbucks’ anti-union campaign includes the following estimated costs and liabilities through February 2024:

Estimated Costs Based on Company Anti-Union Activity through February 2024:
Legal Fees: Litigation (State and Federal Court, NLRB),[1] Campaign Advice, Expenses	$100 million

Consultants and Internal Support: Communications, Research, Training	$40 million

Store Employee Productivity Lost Time: Captive Audience Store and Individual Meetings, Trainings	$13 million

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1 Litigation costs were estimated based on the different types and number of NLRB charges and proceedings litigated to date in the Company’s anti-union campaign, including unfair labor practice charges, election petitions, bargaining and settlements. These cases are published on the NLRB’s website at: https://www.nlrb.gov/search/case/starbucks.

Estimated Liabilities Based on NLRB General Counsel Complaints and Administrative Law Judge Decisions through February 2024:[2]
Illegally Denied Wages and Tips (Note: This grows at a rate of $815,000 per week)	$61 million

Illegal Firings and Store Closings	$26 million

Total Estimated Expenditures and Liabilities	$240 million

The letter also describes why the SOC believes that Starbucks’ proxy materials and other filings fail to provide an accurate portrayal to shareholders:

Indeed, the Company spills a fair amount of ink (in its proxy statement) on its “Reinvention Plan” and business strategy to paint a rosy—yet misleading—picture of its purported attention to its partners that acknowledges their importance while obfuscating Starbucks’ true approach to human capital management that informs the Proxy Contest.3 In doing so, the Company tactically and conveniently cherry picks what it thinks the broader investing public should know about its business and about the Proxy Contest.

In the letter, the SOC requests that the SEC require Starbucks to fully disclose to shareholders the costs and liabilities associated with its anti-union efforts.

The SOC believes Starbucks’ lack of disclosure and the exorbitant cost to shareholders represent just the latest examples of the current Board’s lack of oversight, counterproductive approach to labor issues and flawed allocation of resources. For these reasons – and to protect shareholder value – the SOC has nominated three director candidates (the “SOC Nominees”), who are ideally suited to help repair the relationship with the Company’s workers and regulators while safeguarding the best interests of all Starbucks’ stakeholders.

The SOC Nominees are:

  Maria Echaveste, a former senior White House official, senior Department of Labor appointee and corporate attorney with significant international relations and public company board experience.
  Hon. Joshua Gotbaum, who has been a director of both public and private companies with decades of experience in corporate governance and change, as well as significant public policy and government experience.
  Hon. Wilma Liebman, who possesses over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law – including having served as the Chair of the NLRB under President Barack Obama.

For the nominees’ full biographies, see here.

Shareholders can be part of ensuring Starbucks returns to the right path for the future by using the BLUE proxy card to vote “FOR” each of the SOC Nominees today. Shareholders can also vote for the SOC Nominees on the Company’s White proxy card.

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2 Liabilities were calculated for cases in which the NLRB General Counsel has issued complaints or an ALJ has issued a decision finding labor law violations regarding (1) illegally denied wages and tips, (2) illegal firings and (3) illegal store closings.

Wage liability calculations include hourly pay, tips, accrued interest and FICA payments. Wage liabilities were calculated through February 17, 2024 for all workers who (1) were illegally denied wage increases or certain benefits – like credit card tipping, (2) were illegally fired or (3) who previously worked at an illegally closed store. Wages were calculated based on the Company’s published average wage of $17.50 per hour. See 2024 Proxy Statement, at pg. 10.

Estimated liabilities for store closings includes: (1) estimated wage liabilities, (2) estimated shutdown costs, (3) estimated net lost revenue and (4) estimated reopening costs.

3 The Proxy Statement explains, at page 11, that one key aspect of the Company’s latest reinvention plan is to “reinvigorate partner culture,” and at page 1, that “various initiatives to improve the partner experience” are “core” to the reinvention plan. See also 2024 Proxy Statement at page 10 (“Our partners are—and always have been—core to Starbucks overall business strategy, which is why our company, under the direction of the board, has made, and continues to make, significant investments in our partners.”).

For more information, shareholders can visit: www.BrewABetterStarbucks.com.

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DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION

The SOC, the SEIU, Mary Kay Henry, Ahmer Qadeer, Michael Zucker, Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (collectively, the “Participants”) filed a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC on January 25, 2024 to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they l contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (877) 285-5990

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com